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                                                                  EXHIBIT 10.3



                    HEALTHSOURCE NON-COMPETITION AGREEMENT


    This Non-Competition Agreement (the "Agreement") is dated as of the 1st of May, 1995, by HEALTHSOURCE, INC., a New Hampshire corporation with a principal office at Two College Park Drive, Hooksett, New Hampshire 03106, for all of its present and future affiliates (collectively "Healthsource") in favor of PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY OF AMERICA, a Tennessee insurance company with a principal address at One Fountain Square, Chattanooga, Tennessee 37402, for all of its present and future affiliates (collectively "Provident").

                           WITNESSETH:

    WHEREAS, pursuant to the terms of an Asset and Stock Purchase Agreement dated as of December 20, 1994 by and among Provident, Healthsource, et al (the "Asset and Stock Purchase Agreement"), Provident is selling to Healthsource the Transferred Business (as defined therein); and

    WHEREAS, Provident is retaining the business of writing Medical Stop-Loss Insurance for self-funded accounts and Specific Medical Stop-Loss Insurance for the MPP/Conventionally insured medical insurance policies transferred to Healthsource, life insurance and group disability insurance;

    WHEREAS, this Agreement is the agreement contemplated by Section 18 of the Asset and Stock Purchase Agreement; and

    WHEREAS, the parties have entered into a Stop-Loss Servicing and Marketing Agreement of even date herewith;

    NOW, THEREFORE, as an inducement for and in satisfaction of a condition to the consummation by Provident of the transactions contemplated by the Asset and Stock Purchase Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Healthsource agrees with Provident as follows:

    1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings accorded to them in the Asset and Stock Purchase Agreement unless the context otherwise requires.

    2. Marketing Arrangements. Healthsource and Provident believe that they will be strategically aligned to offer complementary products to employer groups subsequent to the Closing under the Asset and Stock Purchase Agreement. This strategic alliance is built on a myriad of factors including Healthsource's extraordinary inclination to utilize Provident products for the following reasons (among others): (1) the Healthsource sales force for the Transferred Business will be substantially Provident's prior sales force, will be intimately knowledgeable about Provident's products, has been associated with same, and has had a longstanding commitment to Provident; (2) Healthsource will make use of Provident's name pursuant to the Name License Agreement and thus will be strongly identified with Provident in the marketplace; (3) Healthsource will be utilizing the same information system as Provident (see Computer Services Agreement); (4) Healthsource will be sharing

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administrative and sales offices with Provident; (5) Healthsource's Board of
Directors will include a representative of Provident; (6) Provident will have a substantial equity investment in Healthsource; (7) Provident is the principal existing insurer for products in the Transferred Business; (8) Provident and Healthsource will have principal administrative offices in physically contiguous locations in Chattanooga, Tennessee; (9) Healthsource and the Transferred Business management hold Provident and its senior management in high esteem and believe that the working relationship among the respective senior management teams will continue to be positive. For these and other factors the parties have strong reason to believe that their strategic alliance will position Provident's Retained Business to expand after Closing. Healthsource therefore agrees to use good faith efforts to allow Provident's Retained Business an opportunity to prosper through the inherent relationships of the parties. By "good faith efforts" the parties mean only that Healthsource will provide information on results of prior sales efforts in a mutually agreeable form (such information transfer will be limited if it impedes Healthsource's ability to function in the marketplace or is excluded due to account confidentiality requirements) and further agrees to have Healthsource periodically meet with Provident senior managers to candidly review and discuss problems and opportunities with the intent of providing Provident with additional insight that could significantly assist Provident in its marketing efforts. If Provident believes Healthsource is not using good faith efforts as defined above or otherwise is not acting in the spirit of the relationship it agrees to immediately notify Healthsource senior management specifically stating its concerns and permitting Healthsource to cure any such failure. Provident shall have no claims for damage arising from any Healthsource action or inaction until it has given such notice and accorded an opportunity to cure.

    The above notwithstanding the parties, while recognizing each other's good intentions in this strategic alliance, acknowledge that neither party can predict with certainty changes in the market, evolving resources of either party (including its senior management personnel) or evolving corporate priorities of either organization. Healthsource for its part will need to satisfy its clients' wishes for excellent, competitively priced products or face substantial damage to its business. The Healthsource sales personnel (whether employees, brokers or agents) will also need to receive competitive commissions. Provident may not always choose to actively and aggressively bid to be a provider for Healthsource clients as Provident desires to maintain its flexibility as to the depth and extent to which it will write such business. For these reasons, neither party can be dependent upon or exclusively linked with the other. Therefore the parties agree that each should be independent and not legally bound to serve the other's business other than as contemplated by this Agreement.

    The parties agree to work together in good faith to develop an ongoing Joint Marketing Program (the "Joint Marketing Program") designed to share appropriate information concerning products, clients and potential clients, training and marketing arrangements for sales personnel about the other party's products and compensation arrangements for the other party and its sales personnel. In this connection, but with respect to Provident's Medical Stop-Loss Insurance products only, Healthsource will be provided with Provident's underwriting standards, pricing and other placing criteria (the "stop-loss guidelines") and will be kept current with regard to Provident's



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changes thereto.

    3. Non-Competition Covenant. Subject to the last sentence of this section, Healthsource agrees not to write for its own account on its own policies any Medical Stop-Loss Insurance, group long-term and short-term disability insurance or group life insurance ("Covered Products") during the applicable Restrictive Period defined below with respect to the geographic areas or clients defined opposite each such period (collectively the "Restrictive Covenant"); provided that the Restrictive Covenant shall cease and terminate permanently if any of the following events occur (i) a Change in Control (as defined in the Asset and Stock Purchase Agreement) affecting Provident or Healthsource or a breach by Provident of the Standstill Covenant in Section 20 of the Asset and Stock Transfer Agreement; (ii) if Provident shall have failed in any six month period to provide the client- accepted bid on Medical Stop-Loss Insurance for at least 50% of the stop-loss premium clients for whom Healthsource has received or renewed the business and has introduced Provident during such period and which are reasonable prospects for Provident to place medical stop-loss products; (iii) if Provident ceases to actively engage in the medical stop-loss business by failing to regularly and within seven (7) calendar days following receipt of all required data quote stop-loss products to employer accounts; (iv) Provident experiences a reduction in its insurance rating (claims paying ability or financial condition) by more than two categories (without regard to downgrades that are reasonably determined by Provident to be industry-wide) from at least two (2) major rating agencies; (v) Provident fails to offer Healthsource and its associated brokers and agents a competitive commission on all Provident stop-loss products sold by them after such circumstance has been reasonably demonstrated by Healthsource to Provident with information on comparable commission structures and Provident fails to take reasonable corrective action within sixty (60) days; or (vi) Provident shall become non-competitive with regard to Covered Products for any reason and such "non-competitive" condition is reasonably demonstrated by Healthsource to Provident with information concerning comparable products offered by competing companies and Provident fails to take reasonable corrective action within sixty (60) days. Nothing herein shall prevent Healthsource from placing in any account anywhere in the United States, as broker, agent or consultant, any Covered Product written by any other insurance company, or prevent Healthsource from insuring any of its HMOs or other affiliates against health care expense or other loss on such terms as Healthsource deems appropriate. Nothing in this document shall preclude Healthsource from (i) directly (and for its own exclusive benefit) including within its minimum premium or conventionally insured, experience-rated health insurance policies Aggregate Medical Stop-Loss Insurance (as defined in Section 11.01) or (ii) directly including within its minimum premium or conventionally insured, experience-rated health insurance policies Specific Medical Stop-Loss Insurance provided in the case of Specific Medical Stop-Loss Insurance only Healthsource agrees to cede (or retrocede where applicable) all of the risk and premium for such Specific Medical Stop-Loss Insurance to either Provident or another insurer (other than Healthsource or any of its affiliates) chosen by Healthsource in its sole discretion, but such limited covenant to cede or retrocede shall only apply during the applicable Restrictive Period.

    4. Restrictive Periods. The following Restrictive Periods apply to the clients and geographic areas set opposite below:


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    Period From
    Closing Date        Client Employer/Area

    3 years             any potential client
                        headquartered in the United
                        States

    4 years             any potential client
                        headquartered in the four
                        southeastern United States
                        defined as TN, SC, NC, GA.

    5 years             any existing client of
                        Provident on the Closing Date

    5.   Permitted Insurance Acquisition.   Notwithstanding the prohibitions
of Section 3, Healthsource not earlier than six (6) months from the date of this Agreement may agree to acquire any company which writes, as one of its lines of business a Covered Product ("Covered Product Line"); provided, with respect to such planned acquisition, if Healthsource desires to be relieved of the prohibitions of Section 3, Healthsource offers to sell such Covered Product Line to Provident at the then fair market value of such business (determined in the first instance by Healthsource's investment bankers based upon a review of comparable transactions and other recognized applicable investment banking valuation criteria, but nonetheless consistent with and no higher than Healthsource's intended purchase price for such business) and failing Provident's agreement with such value, at a price determined by special arbitration under Section 12 below. Provident agrees that in order to maintain its rights under the foregoing Healthsource offer it must indicate interest within ten (10) days of receipt thereof and accept such offer within thirty (30) days of receipt of same by entering into a binding definitive Purchase and Sale Agreement for such business containing only terms typical for such transactions (or as contemplated by Healthsource in its purchase of the Covered Product Line), and thereafter close such acquisition as soon as any required regulatory approvals are obtained, using indemnity reinsurance or any other approved vehicle to substantially accomplish same. Notwithstanding the foregoing, Healthsource shall not be under any obligation to offer to sell the Covered Product Line to Provident provided Healthsource takes other steps to comply with the Restrictive Covenant and provided Healthsource does not agree to acquire a business which writes a Covered Product Line prior to six
(6) months from the date of this Agreement.

    6. Entry Into Business Subject to Restrictive Covenant. At such point in time as Healthsource has been relieved of the Restrictive Covenant for any reason, Healthsource may enter the Covered Product business provided that Healthsource first gives Provident thirty (30) days notice of its intent so to do. In the event that Healthsource gives such notice of intent, Provident may exercise its rights under the Name License Agreement to cancel Healthsource's right to the use of the "Provident" name.

    7.   Limitation or Equitable Remedies; Arbitration.  For a period of two
(2) years from the Closing, Healthsource acknowledges that Provident shall be entitled to equitable relief from a court of competent jurisdiction in order to enjoin any violation of the Restrictive Covenant; however, after such two


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(2) year period, the parties agree that monetary damages are sufficient and agree that Provident shall have no right to seek injunctive or other equitable remedies with respect to any breach of the Restrictive Covenant by Healthsource. Provident's only remedy for such a breach after such two (2) year period by Healthsource is for money damages which, in view of the difficulty of calculating same, are agreed to be liquidated in an amount equal to the profit on any Covered Product written in violation of the Restrictive Covenant, except in instances of bad faith or intentional breach in which case the money damages shall not be so limited. The right to obtain such liquidated damages or the right to obtain money damages for the breach of any other provision of this Agreement and a determination as to the existence of a breach of this Agreement shall be limited to a binding arbitration proceeding pursuant to Section 21 of the Asset and Stock Purchase Agreement.

    8. Acknowledgement of Reasonableness; Severability. Healthsource acknowledges and agrees that the duration, scope and geographical area for which this Agreement is to be effective have been specifically negotiated by the parties and specifically agrees that such duration, scope and geographical area are reasonable. If any provision of this Agreement is determined by any arbitration panel to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such panel. Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable, such validity or unenforceability shall not affect the validity or enforceability of any other provisions or other part of such provision, or of such provision or part thereof under any other circumstances or in any other jurisdiction.

    9. Governing Law. The construction, validity and enforceability of this Agreement shall be governed by the internal laws of the State of Tennessee without regard to the conflicts of law principles thereof.

    10. Exceptions. Notwithstanding anything to the contrary in this Agreement Healthsource, through its affiliate Healthsource Indiana Insurance Company, may continue the sale of group life products to employers headquartered or located in the State of Indiana free of any constraints of this Agreement. The terms "Medical Stop-Loss Insurance", "Aggregate Stop-Loss Insurance" or "Specific Stop-Loss Insurance" shall not under any circumstances be deemed to include insurance or reinsurance of Healthsource's exposure to individual or aggregate health care expense at various expense levels, which insurance or reinsurance Healthsource, HPIC or any of their HMO or other affiliates shall be free to arrange with any insurance company without reference to this Agreement or any other agreement with Provident.

    11.  Definitions.

         11.01 "Aggregate Medical Stop-Loss Insurance" means insurance which limits the aggregate benefits that may be charged against the claims experience of an insured experience-rated plan (whether a conventionally insured or minimum premium plan) with respect to all covered persons


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during the policy year.

         11.02     "Specific Medical Stop-Loss Insurance"
(also referred to as Excess Medical Pooling) means insurance which limits the benefits that may be charged against the claims experience of an insured experience-rated plan (whether a conventionally insured or minimum premium plan) with respect to each individual covered person during the policy year.

         11.03 "Medical Stop-Loss Insurance" shall include both Aggregate and Specific Stop-Loss Business Insurance unless otherwise limited.

    12. Special Arbitration. In the sole event of a dispute over the value of Healthsource's Covered Product Line business as determined by its investment bankers under Section 5 above, such dispute shall be resolved by having a third national investment banking firm (selected by the Healthsource and Provident investment bankers) determine the value of such Covered Business Product Line within twenty (20) days of appointment and after giving each party's banker an opportunity to argue and defend its position on value, provided that the finally determined value shall be consistent with and not higher than the Healthsource intended purchase price for such business.

    13. Limitation on Claims. No claim by Provident for damages or a determination of the existence of a breach of the Restrictive Covenant shall be made after six (6) months from the date of the conduct giving rise to such claim, provided Provident has knowledge of the facts which would be the basis of such claim.

    14. Notices. All notices, consents, demands, requests, approvals and other communications, which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or mailed certified first class mail, postage prepaid. Notice shall be deemed effective on the date of such hand delivery or three (3) days after (not including Sundays and federal holidays) the date of mailing of such certified mail:

                 (i)   If to Provident:

                       Provident Life and Accident Insurance
                         Company of America
                       One Fountain Square
                       Chattanooga, Tennessee  46204
                       Attn:  J. Harold Chandler
                         President and CEO

                 with a copy to:

                       Alston & Bird
                       One Atlantic Center
                       1201 W. Peachtree Street
                       Atlanta, Georgia  30309
                       Attn:  F. Dean Copeland, Esq.


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                 (ii)  If to Healthsource:

                       Healthsource, Inc.
                       Two College Park Drive
                       Hooksett, New Hampshire  03106
                       Attn:  Norman C. Payson, M.D.,
                         President and CEO

                 with a copy to:

                       Sheehan, Phinney, Bass + Green
                        Professional Association
                       1000 Elm Street
                       P.O. Box 3701
                        Manchester, New Hampshire  03105-3701
                        Attn:  Jon S. Richardson, Esq.

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

    15. Covenant Not to Hire. Healthsource agrees that during the period that the Restrictive Covenant remains in effect, it will not employ, or seek to employ, any person who is then employed by Provident, without the written consent of Provident.

    16. Waiver. The rights of a party hereunder may be waived only by a duly executed writing expressly setting forth the rights so waived and the matters with respect to which they are so waived, and any such waiver shall be limited to the matters expressly set forth in such writing. No failure or delay of a party in enforcing any of its rights hereunder at any time shall constitute or evidence any waiver of such rights.

    17. Miscellaneous. The captions of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof. This Agreement may not be modified or amended except in writing signed by the party against whom such amendment or modification is sought to be enforced. All prior discussions concerning the subject matter of this Agreement are merged herein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


WITNESS:                      HEALTHSOURCE, INC.


                              By: /s/ Norman C. Payson, M.D.
- ---------------------            --------------------------------
                              Norman C. Payson, M.D.
                              President


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Accepted:

    PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY OF AMERICA
    By: /s/ Thomas R. Watjen
        ------------------------------------------
        Thomas R. Watjen, Executive Vice-President



















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